UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date earliest event reported) December 12, 2018

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11299	ENTERGY CORPORATION (a Delaware corporation) 639 Loyola Avenue New Orleans, Louisiana 70113 Telephone (504) 576-4000	72-1229752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 8.01 Other Events

As previously disclosed, on June 6, 2018, Entergy Corporation (the “Company”) entered into forward sale agreements with each of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and JPMorgan Chase Bank, National Association London Branch (each, a “Forward Purchaser”), relating to an aggregate of 13,289,037 shares of its common stock, par value $0.01 per share (“Common Stock”) (each, a “Forward Sale Agreement”). On June 7, 2018, pursuant to the exercise of an over-allotment option, the Company and the Forward Purchasers entered into additional forward sale agreements relating to an aggregate of 1,993,355 shares of Common Stock (each, an “Additional Forward Sale Agreement” and, unless the context otherwise requires, the term Forward Sale Agreement as used in this Current Report on Form 8-K includes each Additional Forward Sale Agreement). Pursuant to the terms of the Forward Sale Agreements, the Company has the right to elect physical, cash or net share settlement for all or a portion of its obligations under the agreements.

On December 12, 2018, the Company physically settled a portion of its obligations under the Forward Sale Agreements by delivering 6,834,221 shares of Common Stock in exchange for cash proceeds of approximately $500 million. The forward sale price used to determine the cash proceeds received by the Company was calculated based on the June 6, 2018 initial forward sale price of $74.45 per share as adjusted in accordance with the Forward Sale Agreements.

The Company may settle its remaining obligations under the Forward Sale Agreements with respect to the remaining 8,448,171 shares of Common Stock on a settlement date or dates to be specified at the Company’s discretion on or prior to June 7, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Corporation
By: /s/ Steven C. McNeal
Steven C. McNeal Vice President and Treasurer

Dated: December 12, 2018